January 24, 2020

Cushing® Mutual Funds Trust 300 Crescent Court, Suite 1700 Dallas, Texas 75201

RE:	Cushing® Mutual Funds Trust, on behalf of its series, Global Clean Equity Fund— Registration Statement on Form N-1A (File Nos. 333-220520 and 811-23293)
Ladies and Gentlemen:
We have acted as special counsel to Cushing® Mutual Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the public offering by Global Clean Equity Fund, a series of the Trust (the “Fund”), of an indefinite number of Class A Shares of beneficial interest, par value $0.01 per share, of the Fund and Class I Shares of beneficial interest, par value $0.01 per share, of the Fund (collectively, the “Shares”).
This opinion is being furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Securities Act of 1933, as amended (the "Securities Act") and the Investment Company Act of 1940, as amended (the "1940 Act").
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the notification of registration on Form N-8A (File No. 811-23293) of the Trust filed with the Commission under the 1940 Act on September 19, 2017;
(b)the Registration Statement on Form N-1A (File No. 333-220520) of the Trust, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act and the 1940 Act on September 19, 2017, and Pre-Effective Amendments No. 1 through No. 2 thereto and Post-Effective Amendments No. 1 through No. 15 thereto. including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration

Cushing® Mutual Funds Trust
January 24, 2020

statement effective on November 16, 2017 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);
(c)the prospectus, dated January 24, 2020, which forms a part of and is included in the Registration Statement;
(d)the form of Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Trust and Quasar Distributors, LLC, filed as Exhibit (e)(i)(B) to the Registration Statement;
(e)an executed copy of a certificate of Barry Y. Greenberg, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);
(f)a copy of the Trust’s Certificate of Trust, dated September 12, 2017 (the “Certificate of Trust”), as certified by the Secretary of State of the State of Delaware as of January 24, 2020 and certified pursuant to the Secretary’s Certificate;
(g)a copy of the Trust’s Agreement and Declaration of Trust, by the sole trustee of the Trust, dated September 12, 2017, as supplemented by the Amended and Restated Certificate of Designation for Cushing NextGen Infrastructure Fund, dated September 27, 2019, and the Certificate of Designation for Global Clean Equity Fund, dated November 20, 2019 (as so supplemented, the “Declaration of Trust”), certified pursuant to the Secretary’s Certificate;
(h)a copy of the Trust’s Bylaws, as amended and in effect as of the date hereof (the “Bylaws” and together with the Certificate of Trust and the Declaration of Trust, the “Governing Documents”), certified pursuant to the Secretary’s Certificate;
(i)a copy of certain resolutions of the Board of Trustees of the Trust (the "Board of Trustees"), adopted on November 20, 2019, certified pursuant to the Secretary’s Certificate; and
(j)a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers

Cushing® Mutual Funds Trust
January 24, 2020

and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement. In rendering the opinion stated herein we have further assumed that the Governing Documents constitute the only governing instruments, as defined in the Delaware Statutory Trust Act (the “DSTA”), of the Trust and the Fund. We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA. The Shares may be issued from time to time on a continuous basis, and this opinion is limited to the laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, with respect to any Shares offered by the Trust (the "Offered Shares"), when: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) the Distribution Agreement has been duly authorized, executed and delivered by the Trust and the other parties thereto; (iii) the Board of Trustees, including any appropriate committee appointed thereby, has taken all necessary statutory trust action to approve the issuance and sale of the Offered Shares and related matters, including the price per share of the Offered Shares; (iv) the Offered Shares are registered in the Trust's share registry and delivered upon payment of the consideration therefor determined by the Board of Trustees at a price not less than the par value of such Offered Shares, the Offered Shares, when issued and sold or otherwise distributed in accordance with the provisions of the Distribution Agreement, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA and validly issued and fully paid and, under the DSTA, the holders of the Offered Shares will have no obligation to make further payments for the purchase of such Offered Shares or contributions to the Trust solely by reason of their ownership of such Offered Shares, except for their obligation to repay any funds wrongfully distributed to them.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

KTH